BOX ENERGY CORPORATION
                       COMPUTATION OF INCOME PER SHARE
                                Exhibit 11.1
                   (In thousands, except per share amounts)


                                     For the year ended December 31, 1996
                                     ------------------------------------
Net income (loss for primary
 income (loss) per share             $    (7,662)             $    5,392
Interest expense on 8 1/4%
 convertible subordinated notes            4,544                   4,544
Income tax effect (assumed to
 be 35%                                   (1,590)                 (1,590)
                                     ------------             -----------
Net income (loss) for
 fully-diluted income (loss)
 per share                           $    (4,708)             $    8,346
                                     ============             ===========

Primary income (loss) per share      $     (0.37)             $     0.26
                                     ============             ===========
Fully-diluted income (loss)
 per share                           $     (0.18)             $     0.32
                                     ============             ===========

Calculation of weighted average
 shares
    Class A (Voting) Common Stock          3,250                   3,250
    Class B (Non-voting) Common
 Stock                                    17,553                  17,553
    Stock options considered
 common stock equivalents                      0                       0
                                     ------------             -----------
 Total shares used for
  primary income (loss)
  per share                               20,803                  20,803
Contingent shares from remaining
 stock options granted                       302                     312
Contingent shares from 8 1/4%
 convertible subordinated notes            5,007                   5,007
                                     ------------             -----------
 Total shares used for
  fully-diluted income
  (loss) per share                        26,112                  26,122
                                     ============             ===========